Exhibit 99.1

NEWS RELEASE

Contacts: Terry Freeman, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2011 FIRST QUARTER RESULTS

HOUSTON — February 9, 2011 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2011 first quarter ended December 31, 2010.

    Revenues for the first quarter of fiscal 2011 were $113.6 million compared to revenues of $111.3 million in the fourth quarter of fiscal 2010 and to $120.2 million for the first quarter of fiscal 2010. Loss from operations in the first quarter of fiscal 2011 was $3.7 million, which includes an asset impairment charge of $3.5 million and the gain on sale of assets of $6.7 million. This compares to a loss from operations of $10.9 million in the fourth quarter of fiscal 2010 and to income from operations of $0.0 million in the first quarter of fiscal 2010, which includes restructuring charges of $0.7 million. Net loss, in the first quarter of fiscal 2011 was $3.7 million, or $0.25 loss per share, compared to net loss of $11.5 million, or $0.80 loss per share, in the fourth quarter of fiscal 2010 and to net loss of $0.8 million, or $0.06 loss per share, including restructuring charges, for the first quarter of fiscal 2010.

    Excluding the gain on sale of assets and the asset impairment charge, the adjusted net loss in the first quarter of fiscal 2011 would have been $6.9 million and the adjusted loss per share would have been $0.48. A non-GAAP Reconciliation Table of these adjustments is presented in a table below.

    Gross profit for the first quarter of fiscal 2011 was $11.1 million, a gross margin of 9.8 percent. This compares to gross profit of $7.9 million, a gross margin of 7.1 percent, in the fourth quarter of fiscal 2010 and to gross profit of $19.9 million, a gross margin of 16.6 percent, in the first quarter of fiscal 2010. The Company’s Commercial & Industrial segment’s gross profit for the three months ended December 31, 2010 included a charge of $1.5 million relating to issues associated with the execution of a materially complete project in Nebraska.

    Sales, general and administrative (“SG&A”) expenses for the first quarter of fiscal 2011 were $18.0 million compared to $18.8 million in the fourth quarter of fiscal 2010 and to $19.3 million in the first quarter of fiscal 2010. The first quarter of fiscal 2011 includes $0.5 million of severance expense. SG&A expenses as a percentage of revenues were 15.9 percent in the first quarter of fiscal 2011 compared to 16.9 percent in the fourth quarter of fiscal 2010 and to 16.0 percent in the first quarter of fiscal 2010.

    Michael J. Caliel, IES President and Chief Executive Officer, stated, “Our first quarter of fiscal 2011 showed signs of stabilization and a change in trajectory in our end markets. In fact, on a sequential basis, our first quarter results reflect improvements in revenues, gross profit, expenses, as well as a significant reduction in our loss. We saw improving volumes in our Commercial & Industrial segment, and backlog in our Residential segment continued to improve each month during the first quarter. Additionally, we were able to leverage our cost structure on an increase in volumes and reduced our SG&A from the fourth quarter.

    “As we navigate current market conditions, we continue to assess our portfolio and our operations to ensure we are well positioned to capitalize on opportunities going forward. We remain focused on our strategy of strengthening our core portfolio of electrical and communications businesses that are critical to the future success of the company, while taking steps to significantly reduce our cost base and enhancing our balance sheet,” concluded Caliel.

BACKLOG

    As of December 31, 2010, backlog was approximately $243 million compared to $246 million as of September 30, 2010 and to $237 million as of December 31, 2009. Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration. Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies. The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

    As of December 31, 2010, IES had total liquidity of $45.7 million. Working capital was $87.4 million and long-term debt was $10.4 million. As of   February 8, 2011, the Company had total liquidity of $43.7 million.

ADDITIONAL INFORMATION

    For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and to the Form 10-Q for the period ended December 31, 2010.

EBITDA RECONCILIATION

    The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure. EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies. A reconciliation of EBITDA to net income is found in the table below.

CONFERENCE CALL

    Integrated Electrical Services has scheduled a conference call for Thursday, February 10, 2011 at 9:30 a.m. Eastern time. To listen to the call, dial (480) 629-9774 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 17, 2011. To access the replay, dial (303) 590-3030 using a pass code of 4405034#.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com . To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

    Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the poten tial sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company's work; dif ficulty in reducing SG&A to match low ered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2010, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 113.6	$ 111.3	$ 120.2
Cost of services	102.5	103.4	100.3
Gross profit	11.1	7.9	19.9
Selling, general and administrative expenses	18.0	18.8	19.3
(Gain) loss on asset sales	(6.7)	-	(0.1)
Asset Impairment	3.5	-	-
Restructuring charges	-	-	0.7
Income from operations	(3.7)	(10.9)	0.0

Interest and other expense, net	0.5	0.6	0.9

Income (loss) from operations before income taxes	(4.2)	(11.5)	(0.9)
Provision (benefit) for income taxes	(0.5)	-	(0.1)
Net income (loss)	(3.7)	(11.5)	(0.8)

Loss per share:
Basic	$ (0.25)	$ (0.80)	$ (0.06)
Diluted	$ (0.25)	$ (0.80)	$ (0.06)

Shares used in the computation of loss per share:
Basic	14,447	14,426	14,396
Diluted	14,447	14,426	14,396

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
EBITDA
(DOLLARS IN MILLIONS)

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Continuing Operations:
Net Income (Loss) *	$ (3.7)	$ (11.5)	$ (0.8)
Interest Expense, net	0.5	0.6	0.9
Provision (Benefit) for Income Taxes	(0.5)	-	(0.1)
Depreciation and Amortization	1.1	1.3	1.4
EBITDA from Continuing Operations	$ (2.6)	$ (9.6)	$ 1.4

* Includes restructuring and significant charges 7096

RESTRUCTURING AND SIGNIFICANT CHARGES
(DOLLARS IN THOUSANDS)

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Restructuring & Significant Charges:
Restructuring costs	$ -	$ -	$ 0.7
Severance	0.5	-	-
Total charges, pre-tax	$ 0.5	$ -	$ 0.7
Effective Tax Rate	14%	-0.2%	36%
Total charges, net of tax	0	0	0

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
OPERATING SEGMENTS - CURRENT QUARTER AND PRIOR QUARTER RESULTS
(DOLLARS IN MILLIONS)

	Three Months Ended December 31, 2010
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 19.9	$ 26.0	$ 67.7	$ -	$ 113.6
Cost of services	16.7	21.4	64.4	-	102.5
Gross profit	3.2	4.6	3.3	-	11.1
Selling, general and administrative expenses *	2.3	4.8	7.6	3.3	18.0
(Gain) loss on asset sales	-	-	(6.8)	0.1	(6.7)
Asset Impairment	-	-	-	3.5	3.5
Income (loss) from operations	0.9	(0.2)	2.5	(6.9)	(3.7)

Other data:
Depreciation & amortization expense	$ -	$ 0.1	$ 0.2	$ 0.8	$ 1.1
Capital expenditures	$ -	$ -	$ 0.2	$ 0.2	$ 0.4
Total assets	$ 20.5	$ 27.7	$ 82.4	$ 56.7	$ 187.3

	Three Months Ended September 30, 2010
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 22.1	$ 27.4	$ 61.8	$ -	$ 111.3
Cost of services	18.8	23.3	61.3	-	103.4
Gross profit	3.3	4.1	0.5	-	7.9
Selling, general and administrative expenses *	2.5	5.1	8.6	2.6	18.8
(Gain) loss on asset sales	-	-	-	-	-
Restructuring charges	-	-	-	-	-
Income (loss) from operations	0.8	(1.0)	(8.1)	(2.6)	(10.9)

Other data:
Depreciation & amortization expense	$ -	$ 0.2	$ 0.3	$ 0.8	$ 1.3
Capital expenditures	$ 0.1	$ 0.1	$ 0.1	$ 0.2	$ 0.5
Total assets	$ 28.1	$ 27.2	$ 84.3	$ 65.5	$ 205.1

	Three Months Ended December 31, 2009
			Commercial &
	Communications	Residential	Industrial	Corporate	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 18.7	$ 28.9	$ 72.6	$ -	$ 120.2
Cost of services	15.3	22.1	62.9	-	100.3
Gross profit	3.4	6.8	9.7	-	19.9
Selling, general and administrative expenses *	1.9	6.0	8.0	3.4	19.3
(Gain) loss on asset sales	-	-	(0.1)	-	(0.1)
Restructuring charges	-	-	0.7	-	0.7
Income (loss) from operations	1.5	0.8	1.1	(3.4)	(0.0)

Other data:
Depreciation & amortization expense	$ -	$ 0.2	$ 0.3	$ 0.9	$ 1.4
Capital expenditures	$ -	$ -	$ -	$ 0.1	$ 0.1
Total assets	$ 19.2	$ 32.8	$ 98.9	$ 95.4	$ 246.3

*We allocate certain corporate selling, general and administrative costs across our segments to more accurately reflect the costs associated with operating each segment.

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Selected Balance Sheet Data:	December 31, 2010	September 30, 2010
Cash and Cash Equivalents	$ 26.9	$ 32.9
Working Capital (including cash and cash equivalents)	87.4	83.3
Goodwill	4.0	4.0
Total Assets	187.3	205.1
Total Debt	11.0	11.3
Total Stockholders’ Equity	98.1	101.6

Selected Cash Flow Data:

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Cash provided (used) in operating activities	$ (15.1)	$ 3.2	$ (8.3)
Cash provided (used) in investing activities	9.4	(0.3)	-
Cash provided (used) in financing activities	(0.3)	(0.7)	(0.1)

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(DOLLARS IN MILLIONS)

Three Months Ended
December 31, 2010

Net Loss	$ (3.7)
Gain on asset sale	(6.7)
Asset impairment	3.5
Adjusted Net Loss	$ (6.9)

Adjusted Net Loss per share (diluted)	$ (0.48)

Shares used in the computation of diluted loss per share:	14,447,357